SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment __) *

                          MEASUREMENT SPECIALTIES, INC.
                                (Name of Issuer)

                           COMMON STOCK, NO PAR VALUE
                         (Title of Class of Securities)

                                    583421102
                                 (CUSIP Number)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 583421102

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     1)   Names of Reporting Persons, S. S. or I. R. S. Identification Nos. of
          Above Persons

          Donald Weiss

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     2)   Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) N/A

          (b) N/A

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     3)   SEC Use Only

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     4)   Citizenship or Place of Organization: United States of America

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Number of Shares    (5)  Sole Voting Power: 265,518 shares of Common Stock.
                         Includes 10,000 options exercisable at $1.65 and 20,000
                         options exercisable at $6.18.
                    ------------------------------------------------------------
Owned by Each
Reporting Person
With                (6)  Shared Voting Power: N/A

                    ------------------------------------------------------------

                    (7)  Sole Dispositive Power: 265,518 shares of Common Stock

                    ------------------------------------------------------------

                    (8)  Shared Dispositive Power: N/A

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9)   Aggregate Amount Beneficially Owned by Each Reporting Person: 265,518
     shares of Common Stock

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10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares: N/A

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11)  Percent of Class Represented by Amount in Row (9): 7.5%

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12)  Type of Reporting Person: IN


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

Item 1.

     1(a). Name of Issuer. Measurement Specialties, Inc.

     1(b). Address of Issuer's Principal Executive Offices.

                      Measurement Specialties, Inc.
                      80 Little Falls Road
                      Fairfield, New Jersey 07004

Item 2.

     2(a). Name of Person Filing. Donald Weiss

     2(b). Address of Principal Business Office.

                      c/o Sensor Development, Inc.
                      105 Lock Street, 4th Floor
                      Newark, New Jersey 07102

     2(c). Citzenship. United States of America

     2(d). Title of Class of Securities. Common Stock, no par value.

     2(e). CUSIP Number. 583421102


Item 3. N/A

Item 4. Ownership.

     (a)  Amount Beneficially Owned: 265,518

     (b)  Percent of Class: 7.5%

     (c) (i) Mr. Weiss possesses the sole power to vote and direct the vote of 265,518 shares of Common Stock.

          (ii) Mr. Weiss possesses the sole power to dispose and to direct the disposition of 265,518 shares of Common Stock.

Item 5. Ownership of Five Percent or Less of a Class. N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person. N/A


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

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company. N/A

Item 8. Identification and Classification of Members of a Group. N/A

Item 9. Notice of Dissolution of Group: N/A

Item 10. Certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction have such purpose or effect.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   May 13, 1997
                      -----------------------------------
                                      (Date)

                                 /s/ Donald Weiss
                      -----------------------------------
                                    (Signature)

                                   Donald Weiss
                      -----------------------------------
                                   (Name/Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U. S. C. 1001).

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